EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of NICE Systems Ltd. for the registration of 76,035 of its ordinary shares under the e-Glue Software Technologies, Inc. 2004 Stock Option Plan (the "Plan") of our report dated March 31, 2010, with respect to the consolidated financial statements of NICE Systems Ltd. for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of NICE-Systems Ltd., which is included in its Annual Report (Form 20-F), filed with the Securities and Exchange Commission.

                                /s/ KOST FORER GABBAY & KASIERER

                                KOST FORER, GABBAY & KASIERER
                                A Member of Ernst & Young Global

Tel-Aviv, Israel
July 12, 2010